FORM 10f-3

				THE BLACKROCK FUNDS

				Record of Securities Purchased
			Under the Trust's Rule 10f-3 Procedures

1.	Name of Purchasing Portfolio:  BlackRock High Yield Bond
Portfolio (BR-HIYLD)

2.	Issuer:    P.H. Glatfelter (7.125%, 05/01/2016)

3.	Date of Purchase:  04/25/2006

4.	Underwriter from whom purchased: Credit Suisse Securities.

5.	Name of Affiliated Underwriter (as defined in the Trust's
procedures) managing or participating in syndicate:

	PNC Capital Markets LLC


6.	Aggregate principal amount of purchased (out of total offering):
$2,030,000 out of total offering of $200,000,000

7.	Aggregate principal amount purchased by funds advised by
BlackRock and any purchases by other accounts with respect to which BlackRock has investment discretion (out of the total offering): $4,000,000 out of offering of $200,000,000

8.	Purchase price (net of fees and expenses):  100.00

9.	Date offering commenced:  04/25/2006

10.	Offering price at end of first day on which any sales were made:
99.64689

11.	Have the following conditions been satisfied:		Yes	No

a.	The securities are part of an issue registered under
      the Securities Act of 1933, as amended, which
      is being offered to the public, or are Eligible Municipal
	Securities, or are securities sold in an	 Eligible
	Foreign
      Offering or are securities sold in an Eligible Rule 144A
	Offering or part of an issue of government
      securities.						_X_	___


      Yes	No

b.	The securities were purchased prior to the
	end of the first day on which any sales
	were made, at a price that was not more
	than the price paid by each other
	purchaser of securities in that offering
	or in any concurrent offering of the
	securities (except, in the case of an
	Eligible Foreign Offering, for any rights
	to purchase required by laws to be granted
	to existing security holders of the
	Issuer) or, if a rights offering, the
	securities were purchased on or before the
	fourth day preceding the day on which the
	rights offering terminated.				_X_	___

c.	The underwriting was a firm commitment
	underwriting.						_X_	___

d.	The commission, spread or profit was
	reasonable and fair in relation to that
	being received by others for underwriting
	similar securities during the same period.		_X_	___

e.	In respect of any securities other than
	Eligible Municipal Securities, the issuer
	of such securities has been in continuous
	operation for not less than three years
	(including the operations of predecessors).		_X_	___

f.	The affiliated underwriter has not received
      direct or indirect benefit as a result of
      BlackRock's participation in the offering?		_X_	___






Approved: (s) James Keenan                   Date:       5/31/06

            James Keenan